EXHIBIT (d)(2)

Execution Copy

TENDER AND VOTING AGREEMENT

TENDER AND VOTING AGREEMENT, dated as of November 11 2002 (the “Agreement”), among FAC Holding Corporation, a Pennsylvania corporation (“Parent”), FAC Acquisition Corporation, a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Subsidiary”), and the persons listed on Schedule A hereto (each a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, Parent, Subsidiary and Hunt Corporation, a Pennsylvania corporation (the “Company”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”) providing for, among other things, the making of a cash tender offer (as such offer may be amended from time to time as permitted under the Merger Agreement, the “Offer”) by Subsidiary for all of the issued and outstanding shares of common stock, par value $.10 per share, of the Company (the “Company Common Stock”) or the “Shares”) and the merger of the Company and Subsidiary on the terms and conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, each Stockholder is the beneficial owner (as hereinafter defined) of the Shares set forth opposite such Stockholder’s name on Schedule A hereto; such Shares, as such may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with Shares that may be acquired after the date hereof by such Stockholder, including shares of Company Common Stock issuable upon the exercise of options (including the Options set forth in Schedule A), being collectively referred to herein as the “Securities” of such Stockholder; and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Subsidiary have required that the Stockholders enter into this Agreement;

NOW, THEREFORE, to induce Parent and Subsidiary to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein and intending to be legally bound hereby, the parties agree as follows:

Section 1. Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

Section 2. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to Parent and Subsidiary, as of the date hereof, as follows:

(a) Such Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of, and has good title to, all of the Securities, free and clear of any mortgage, pledge, hypothecation, rights of others claim, security interest, charge, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restriction or limitation, including any restriction on the right to vote, sell or otherwise dispose of the Securities (each, a “Lien”), except as set forth in this Agreement, except for a brokerage margin loan for the Stockholders specifically denoted on Schedule A which will be satisfied and released immediately upon purchase of the Shares.

(b) The Securities set forth opposite his or its name on Schedule A constitute all of the securities (as defined in Section 3(a)(10) of the Exchange Act, which definition will apply for all purposes of this Agreement) of the Company beneficially owned, directly or indirectly, by such Stockholder.

(c) Except for the Securities, such Stockholder does not, directly or indirectly, other than as disclosed on Schedule A, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is such Stockholder subject to any Contract, commitment, arrangement, understanding, restriction or relationship, other than this Agreement, that provides for such Stockholder to vote or acquire any securities of the Company. Such Stockholder holds exclusive power to vote the Securities and has not granted a proxy to any other person (as defined in the Merger Agreement, which meaning will apply for all purposes of this Agreement) to vote the Shares, subject to the limitations set forth in this Agreement.

(d) Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and such execution delivery and performance have been authorized by such Stockholder, and no other proceedings or actions by such Stockholder are necessary therefor.

(e) This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding agreement of Parent, Subsidiary, is a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms.

(f) Neither the execution and delivery of this Agreement nor the performance by such Stockholder of his, her or its obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration or result in the creation of any Lien on any Securities under, (i) any Contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder is bound or (ii) any injunction, judgment, writ, decree, order or ruling applicable to the Stockholder; except for conflicts, violations, breaches, defaults, terminations, amendments, cancellations, accelerations or Liens that would not individually or in the aggregate be reasonably expected to prevent or materially impair or delay the performance by such Stockholder of its obligations hereunder.

(g) Neither the execution and delivery of this Agreement nor the performance by such Stockholder of his, her or its obligations hereunder will violate any law, decree, statute, rule or regulation applicable to the Stockholder or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority, the violation of which or failure to take any such action could, individually or in the aggregate, be reasonably expected to prevent or materially impair or delay the performance by such Stockholder of its obligations hereunder, other than any required notices or filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), foreign antitrust or competition laws or the federal or state securities laws.

(h) Except as set forth in Section 5.19 of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of such Stockholder that is or will be payable by the Company or any of its subsidiaries.

(i) Such Stockholder understands and acknowledges that Parent is entering into, and causing Subsidiary to enter into, the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(j) To the extent such Stockholder is a trust, such Stockholder has supplied to Parent or Subsidiary true and correct copies of all material documents establishing, organizing, governing or controlling such trust including any order, decree or other judicial pronouncement affecting such trust documents, and all such documents remain in full force and effect.

(k) With respect to the trust created March 1, 1971 by George E. Bartol III and Mary Farr Bartol for the benefit of their grandchildren (the “Grandchildrens’ Trust”), (i) there has been no removal and there is no pending request for the removal of Katherine Lunt and Gordon A. MacInnes as the trustees and (ii) no current beneficiary of the Grandchildrens’ Trust will reach the age of 30 during the term of this Agreement.

Section 3. Representations and Warranties of Parent and Subsidiary. Parent and Subsidiary represent and warrant to the Stockholders, as of the date hereof, as follows:

(a) Each of Parent and Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdiction of incorporation, has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly executed and delivered by Parent and Subsidiary and, assuming this Agreement constitutes a valid and binding agreement of each of the Stockholders, is a valid and binding obligation of each of Parent and Subsidiary, enforceable against each of them in accordance with its terms.

(c) Neither the execution and delivery of this Agreement nor the performance by Parent and Subsidiary of their respective obligations hereunder will conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, or acceleration under, (i) their respective certificates of incorporation or bylaws, (ii) any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent or Subsidiary is a party or by which Parent or Subsidiary is bound or (iii) any judgment, writ, decree, order or ruling applicable to Parent or Subsidiary; except in the case of clauses (ii) and (iii) for conflicts, violations, breaches or defaults that could not individually or in the aggregate be reasonably expected to have a Parent Material Adverse Effect.

(d) Except for any required notices or filings pursuant to the HSR Act, neither the execution and delivery of this Agreement nor the performance by Parent and Subsidiary of their respective obligations hereunder will violate any law, decree, statute, rule or regulation applicable to Parent or Subsidiary or require any order, consent, authorization or approval of, filing or registration with, or declaration or notice to, any court, administrative agency or other governmental body or authority, the violation of which or failure to take any such action would not individually or in the aggregate be reasonably expected to have a Parent Material Adverse Effect.

Section 4. Transfer of the Shares. During the term of this Agreement, except with the written consent of Parent or Subsidiary or as otherwise expressly provided herein, each Stockholder agrees that such Stockholder will not (a) tender into any tender or exchange offer or otherwise sell, transfer, pledge, assign, hypothecate or otherwise dispose of, or encumber with any Lien, any of the Securities, except for (i) transfers to any spouse or descendant of such Stockholder, or any trust or retirement plan or account for the benefit of such Stockholder, spouse or descendant; provided that any such transferee agrees in writing to be bound by the terms of this Agreement and (ii) transfers by operation of law provided that any such transferee shall be bound by the terms of this Agreement, (b) purchase or otherwise voluntarily acquire any Securities (otherwise than in connection with a transaction of the type described in Section 6 or by exercising any of the Options or by vesting of any of the Stock Grants), (c) deposit the Securities into a voting trust, enter into a voting agreement or arrangement with respect to the Securities or grant any proxy or power of attorney with respect to the Shares, (d) enter into any Contract, option or other arrangement (including any profit sharing arrangement) or undertaking with respect to the direct or indirect sale, transfer, pledge, assignment, hypothecation or other disposition of any interest in or the voting of any Securities or any other securities of the Company, or (e) take any other action that would in any way destroy, materially diminish or impair the voting power or economic rights or other rights attributable to such Stockholder’s Shares or materially restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby or which would otherwise materially diminish the benefits of this Agreement to Parent or Subsidiary.

Section 5. Adjustments.

(a) In the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder’s ownership of the Company’s capital stock or other securities or (ii) a Stockholder becomes the beneficial owner of any additional Shares of or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by such Stockholder immediately following the effectiveness of the events described in clause (i) or such Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Securities hereunder.

(b) Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent and Subsidiary of the number of any new Securities acquired by such Stockholder, if any, after the date hereof, provided that the acquisition of Company Common Stock upon the exercise of Options set forth on Schedule A shall not require such notification.

Section 6. Tender of Securities. Each Stockholder hereby agrees that such Stockholder will validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw) pursuant to and in accordance with the terms of the Offer as promptly as reasonably possible and in any event not later than the tenth business day after commencement of the Offer (or the earlier of the expiration date of the Offer and the tenth business day after such Shares are acquired by such Stockholder, as the case may be, if the Stockholder acquires Shares after the date hereof), all of the then outstanding Shares beneficially owned by such Stockholder (including the shares of Company Common Stock outstanding as of the date hereof and set forth on Schedule A opposite such Stockholder’s name). In the event, notwithstanding the provisions of the first sentence of this Section 6, any Shares beneficially owned by a Stockholder are for any reason withdrawn from the Offer or are not purchased in the Offer pursuant to the Merger Agreement, such Shares will remain subject to the terms of this Agreement. Each Stockholder acknowledges that Subsidiary’s obligation to accept for payment and pay for Shares tendered in the Offer is subject to all the terms and conditions of the Offer.

Section 7. Voting Agreement. Each Stockholder, by this Agreement, does hereby (a) agree that at any annual, special, postponed or adjourned meeting of the stockholders of the Company it will cause the Shares such Stockholder beneficially owns to be counted as present (or absent if requested by Parent or Subsidiary) thereat for purposes of establishing a quorum and to vote or consent and (b) constitute and appoint Parent and Subsidiary, or any nominee thereof, with full power of substitution, during and for the term of this Agreement, as his true and lawful attorney and proxy for and in his or its name, place and stead, to vote all the Shares such Stockholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the stockholders of the Company (and this appointment will include the right to sign his or its name (as stockholder) to any consent, certificate or other document relating to the Company that the laws of the Commonwealth of Pennsylvania may require or permit), in the case of both (a) and (b) above, (1) in favor of approval and adoption of the Merger Agreement and approval and adoption of the Merger and the other transactions contemplated thereby, (2) against any Acquisition Proposal, (3) against any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement or this Agreement and (4) against any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer, the Merger and the other transactions contemplated by this Agreement and the Merger Agreement. This proxy and power of attorney is a proxy and power coupled with an interest, and each Stockholder declares that it is irrevocable until this Agreement shall terminate in accordance with its terms. Each Stockholder hereby revokes all and any other proxies with respect to the Shares that such Stockholder may have heretofore made or granted. For Shares as to which a Stockholder is the beneficial but not the record owner, such Stockholder shall use his or its reasonable best efforts to cause any record owner of such Shares to grant to Parent a proxy to the same effect as that contained herein. Each Stockholder hereby agrees to permit Parent and Subsidiary to publish and disclose in the Offer Documents and the Proxy Statement and related filings under the securities laws such Stockholder’s identity and ownership of Shares and the nature of his or its commitments, arrangements and understandings under this Agreement. Notwithstanding the foregoing, Trust U/D/T 10/16/1984 FBO A. MacInnes, Trust U/D/T 10/16/1984 FBO Stockton MacInnes, T/U/D G.E. Bartol III 10/16/1984 FBO Jamie Wolszon, Trust U/D/T 10/16/1984 FBO C.B. Vallely, Trust U/D/T 10/09/1984 FBO M.B. Vallely, T/U/D G.E. Bartol III 10/16/1984 FBO Joshua Wolszon, Thomas Vallely and Victoria Vallely (as joint tenants), Gordon MacInnes, Trust U/D/T 1/5/1987 FBO Whitney Lunt, Trust U/D/T 4/1/1985 FBO Sheehan Lunt, Richard Wolszon, and Benjamin MacInnes are not bound by the terms of this Section 7.

Section 8. No Solicitation. Each Stockholder agrees that neither such Stockholder nor any of such Stockholder’s officers, directors, employees, trustees (in their capacities as such), representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by any of them) will directly or indirectly initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate, any inquiries or the making or submission of any Acquisition Proposal, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain or induce any person to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing or authorize or permit any of its officers, directors, employees, trustees (in their capacities as such) or any of its affiliates or any investment banker, financial advisor, attorney, accountant or other representative or agent retained by any of them to take any such action. Each Stockholder shall promptly (and in any event within one business day) advise Parent in writing of the receipt of request for information or any inquiries or proposals relating to an Acquisition Proposal. The terms of this Section 8 shall not restrict or limit the effect of Section 15 hereof.

Section 9. No Inconsistent Agreements. No Stockholder shall enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions of this Agreement.

Section 10. Termination. This Agreement shall terminate on the earlier to occur of (a) the day after all the Securities are accepted for payment pursuant to the Offer, (b) the Effective Time, and (c) the termination of the Merger Agreement pursuant to its terms.

Section 11. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred by any of the parties hereto will be borne by the party incurring such costs and expenses. Parent and Subsidiary, on the one hand, and the Stockholders, on the other hand, will indemnify and hold harmless the other from and against any and all claims or liabilities for finder’s fees or brokerage commissions or other like payments incurred by reason of action taken by him, it or any of them, as the case may be, provided that no Stockholder shall have any obligation to so indemnify and hold harmless Parent or Subsidiary from and against any such claims by reason of any action taken otherwise than by such Stockholder.

Section 12. Further Assurances. Each party hereto will execute and deliver all such further documents and instruments and take all such further action as may be reasonably requested by another party hereto and reasonably necessary in order to consummate the transactions contemplated hereby.

Section 13. Publicity. A Stockholder shall not issue any press release or otherwise make any public statements with respect to this Agreement or the Merger Agreement or the other transactions contemplated hereby or thereby without the consent of Parent and Subsidiary, except as may be required by law or applicable stock market or NYSE rules.

Section 14. Stop Transfer Order; Legend. Each Stockholder agrees to the extent such Stockholder’s Securities are in certificate form and in such Stockholder’s possession or are otherwise reasonably available to such Stockholder to place the following legend on any and all certificates evidencing the Securities:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT CERTAIN TENDER AND VOTING AGREEMENT, DATED AS OF NOVEMBER [    ], 2002, BY AND AMONG FAC HOLDING CORPORATION, FAC ACQUISITION CORPORATION, AND CERTAIN STOCKHOLDERS OF HUNT CORPORATION ANY TRANSFER OF SUCH SECURITIES IN VIOLATION OF THE TERMS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

To the extent such Stockholder’s Securities are not in certificate form, the Stockholder agree to take all reasonable steps to place with the Company’s transfer agent a stop transfer order on such Securities.

Section 15. Stockholder Capacity. No person executing this Agreement makes any agreement or understanding herein in such Stockholder’s capacity as a director or officer of the Company or any subsidiary of the Company. Each Stockholder signs solely in such Stockholder’s capacity as the beneficial owner of such Stockholder’s Shares and nothing herein shall limit or affect any actions taken by a Stockholder in such Stockholder’s capacity as an officer or director of the Company or any subsidiary of the Company to the extent specifically permitted by the Merger Agreement (including Section 8.2 of the Merger Agreement).

Section 16. Enforcement. Each Stockholder acknowledges that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any Stockholder. It is accordingly agreed that Parent and Subsidiary will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Stockholder further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. The provisions of this paragraph are without prejudice to any other rights that another party hereto may have against the another party hereto for any failure to perform its obligations under this Agreement. In addition, each Stockholder hereto (i) consents to submit such party to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania and the Court of Common Pleas of Philadelphia County, Pennsylvania in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees not to attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees not to bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the courts specified in clause (i) above and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the Transactions. In furtherance of the foregoing, each Stockholder hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts specified in clause (i) above, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Stockholder hereby designates, appoints and empowers Richard J. Bove, Esquire, Hausch & Bove, 1828 Spruce Street, Suite 400, Philadelphia, PA 19103, as his or her true and lawful agent and attorney in-fact in his or her name, place and stead to receive and accept on his or her behalf service of process in any action, suit or proceeding with respect to any matters as to which it has submitted to jurisdiction as set forth above.

Section 17. Miscellaneous.

(a) All representations and warranties contained herein will terminate as provided in Section 10. The covenants and agreements made herein will survive in accordance with their respective terms. The representations and warranties given by each Stockholder herein are not in derogation or limitation of the representations and warranties given by such Stockholder in any letters of transmittal or similar documents executed and delivered by such Stockholder pursuant to the Offer or the Merger.

(b) Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. No such waiver, amendment or supplement will be effective unless in writing and signed by the party or parties sought to be bound thereby. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c) This Agreement, together with the Merger Agreement and the other agreements referred to herein and therein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements among the parties with respect to such matters.

(d) This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws principles thereof.

(e) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute or rule defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute or rule as from time to time amended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes and rules) by succession of comparable successor statutes and rules and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(f) All notices and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Parent or Subsidiary to:

FAC Holding Corporation
C/O Berwind Group
3000 Centre Square West
1500 Market Street
Philadelphia, PA 19102-2173
Attention: General Counsel

Telecopy: 215-563-1493

with copies to:

Dechert
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103
Attention: Carmen J. Romano
Telecopy: 215-994-2222

If to a Stockholder, at the address set forth on the signature pages hereto or, if no such address is specified, c/o the Company to the Company’s address as set forth above (with a copy to: Richard J. Bove, Esquire, Hausch & Bove, 1828 Spruce Street, Suite 400, Philadelphia, PA 19103); or in each case to such other address as any party may have furnished to the other parties in writing in accordance herewith.

(g) This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one agreement.

(h) This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent and Subsidiary will have the right to assign to any direct or indirect wholly owned subsidiary of Parent or Subsidiary any or all rights and obligations of Parent or Subsidiary under this Agreement, provided that any such assignment will not relieve either Parent or Subsidiary from any of its obligations hereunder.

(i) In the event any term or provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the fullest extent possible.

(j) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(k) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

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IN WITNESS WHEREOF, each of the Parent and Subsidiary has caused this Agreement to be signed by its officer or director thereunto duly authorized and each Stockholder has signed this Agreement, all as of the date first written above.

FAC HOLDING CORPORATION

By:	/S/ VAN BILLET
Name: Van Billet Title: Vice President and Chief Financial Officer

FAC ACQUISITION CORPORATION NAME

By:	/S/ VAN BILLET
Name: Van Billet Title: Vice President and Chief Financial Officer

[Signature Pages Continue on Following Pages]

T/U/D G.E. BARTOL 5/6/1957 FBO
M.R.WOLSZON

By:	/s/ RICHARD J. BOVE
Name: RICHARD J. BOVE
Title: TRUSTEE

T/U/D G.E. BARTOL 5/6/1957 FBO M. BLAIR
MACINNES

By:	/s/ RICHARD J. BOVE
Name: RICHARD J. BOVE
Title: TRUSTEE

T/U/D G.E. BARTOL 5/6/1957 FBO KATHERINE
LUNT

By:	/s/ RICHARD J. BOVE
Name: RICHARD J. BOVE
Title: TRUSTEE

T/U/D G.E. BARTOL 5/6/1957 FBO VICTORIA
G. VALLELY

By:	/s/ RICHARD J. BOVE
Name: RICHARD J. BOVE
Title: TRUSTEE

T/U/D G.E. BARTOL III 10/16/1984 F/B/O
JOSHUA WOLSZON

By:	/s/ RICHARD J. WOLSZON
Name: RICHARD J. WOLSZON
Title: TRUSTEE

[Signature Pages Continue on Following Pages]

T/U/D G.E.BARTOL III 10/16/1984 F/B/O JAMIE WOLSZON

By:	/S/ RICHARD J. WOLSZON
Name : RICHARD J. WOLSZON Title: TRUSTEE

T/U/D GEORGE E. BARTOL III 3/1/1971

By:	/S/ GORDON MACINNES
Name: GORDON MACINNES Title: TRUSTEE

By:	/S/ KATHERINE LUNT
Name: KATHERINE LUNT Title: TRUSTEE

TRUST U/D/T 10/09/1979 FBO M.B. VALLELY

By:	/S/ THOMAS J. VALLELY
Name: THOMAS J. VALLELY Title: TRUSTEE

TRUST U/D/T 10/16/1984 F/B/O C.B. VALLELY

By:	/S/ THOMAS J. VALLELY
Name: THOMAS J. VALLELY Title: TRUSTEE

[Signature Pages Continue on Following Pages]

TRUST U/D/T 10/16/1984 F/B/O A. MACINNES

By:	/s/ GORDON A. MACINNES
Name: GORDON A. MACINNES Title: TRUSTEE

TRUST U/D/T 10/16/1984 F/B/O STOCKTON MACINNES

By:	/s/ GORDON A. MACINNES
Name: GORDON A. MACINNES Title: TRUSTEE

[Signature Pages Continue on Following Pages]

/s/ THOMAS VALLELY
THOMAS VALLELY

/s/ VICTORIA VALLELY
VICTORIA VALLELY

/s/ RICHARD WOLSZON
RICHARD WOLSZON

/s/ MARY WOLSZON

MARY WOLSZON

/s/ KATHERINE STENSON-LUNT
KATHERINE STENSON-LUNT

/s/ GORDON MACINNES
GORDON MACINNES

/s/ M. BLAIR MACINNES
M. BLAIR MACINNES

/s/ DONALD L. THOMPSON
DONALD L. THOMPSON

/s/ BENJAMIN MACINNES
BENJAMIN MACINNES

SCHEDULE A

Stockholder	Common Stock	Exercisable Options	Unexercisable Options
T/U/D G.E. Bartol 5/6/1957 FBO M. Blair MacInnes	503,484
T/U/D G.E. Bartol 5/6/1957 FBO M.R. Wolszon	522,094
T/U/D G.E. Bartol 5/6/1957 FBO Katherine Lunt*	522,094
T/U/D G.E. Bartol 5/6/1957 FBO Victoria G. Vallely*	522,094
T/U/D George E. Bartol III 3/1/1997	473,149
Mary Wolszon	164,751
M. Blair MacInnes	159,840
Victoria Vallely	83,287	12,000	4,000
Katherine Stenson-Lunt*	81,975
Benjamin MacInnes	83,000
Trust U/D/T 10/16/1984 FBO A. MacInnes	24,843
Trust U/D/T 10/16/1984 FBO Stockton MacInnes	24,843
T/U/D G.E. Bartol III 10/16/1984 FBO Jamie Wolszon	23,698
Trust U/D/T 10/16/1984 FBO C.B. Vallely	21,696
Trust U/D/T 10/09/1984 FBO M.B. Vallely	20,367
T/U/D G.E. Bartol III 10/16/1984 FBO Joshua Wolszon	19,443
Thomas Vallely and Victoria Vallely	19,224
Gordon MacInnes	12,645	12,000	4,000
Richard Wolszon	2,640
Donald L. Thompson	7,000	487,783

* The Stockholders denoted with an asterisk maintain a brokerage margin loan which will be satisfied and released immediately upon purchase of the Shares.